Law Offices of Sheila G. Corvino
                              811 Dorset West Road
                                Dorset, VT 05251
                                  802-867-0112


                               September 10, 2002

Securities and Exchange Commission
Washington, D.C.

                        Re: Kingsgate Acquisitions, Inc.

To Whom It May Concern:

     Kingsgate Acquisitions, Inc. (the "Company") is a corporation duly incorporated. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2. The Company is qualified to do business in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

     This opinion is given in accordance with the laws of the State of Delaware in connection with the registration with the Securities and Exchange Commission of one million (1,000,000) units, ("Units") each Unit consisting of one share of common stock ("Share") and two common stock purchase warrants ("Warrant") at a price per unit of $1.00, for sale in the Company's proposed public offering.

     I have acted as counsel to the company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Units (each consisting of one Share and Two Warrants), and Shares underlying the Warrants are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     All of the 1,000,000 Shares contained in the Units and 2,000,000 Shares underlying the Warrants which are being registered are now authorized but unissued Shares. The 2,000,000 Warrants which are part of the Units have been authorized by the board of directors of the Company and are legal, binding obligations of the registrant.

     Based upon the foregoing, I am of the opinion that the 1,000,000 Shares, being registered for sale by the Company as part of the Units when issued and sold pursuant to this Registration Statement and the 2,000,000 Shares underlying the Warrants which are likewise part of the Units, when exercised, will be legally issued, fully paid and non-assessable and there will be no personal liability to investors and holders of the Warrants who exercise them.



                                      /s/Sheila G. Corvino
                                      ---------------------
                                      Sheila G. Corvino